Exhibit 99.2

    News Release

TranSwitch Corporation Prices
Underwritten Public Offering of Common Stock

SHELTON, CT – May 17, 2011 – TranSwitch Corporation (NASDAQ: TXCC) today announced the pricing of an underwritten public offering of 5,400,000 shares of its common stock at a price of $2.80 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 810,000 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $14.0 million, assuming no exercise of the overallotment option. The offering is expected to close on May 20, 2011, subject to customary closing conditions. Needham & Company, LLC is acting as sole book running manager, and Northland Capital Markets and Signal Hill are acting as co-managers for the offering.

TranSwitch intends to use the net proceeds from the offering for general corporate purposes, including working capital. The shares described above are being offered by TranSwitch Corporation pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268.

TranSwitch Corporation Announces Proposed Public Offering of Common Stock	page 2

About TranSwitch

TranSwitch Corporation (NASDAQ: TXCC) is a leading provider of semiconductor solutions in rapidly growing segments of the consumer electronics and telecommunications markets. Founded in 1988, TranSwitch® is headquartered in Shelton, CT. The company designs and develops innovative silicon integrated circuits and intellectual property solutions to deliver superior voice and video quality for the next generation of multimedia over IP, while providing the customer support needed for  rapid time-to-market. For more information, please visit: www.transwitch.com

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the expected closing of the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of the conditions to closing of the offering, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465

Ted Chung
Vice President Business Development
Phone: 203.929.8810 ext. 2004

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453
www.transwitch.com